Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CIRCOR International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-91229) and Form S-3 (No. 333-85912) of CIRCOR International, Inc. of our report dated March 14, 2005, relating to the consolidated balance sheets of CIRCOR International, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of CIRCOR International, Inc., and our report dated April 21, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of CIRCOR International, Inc.

Our report dated April 21, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that CIRCOR International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified a material weakness in internal control related to a deficiency in the Company’s procedures regarding the review of contractual shipping terms intended to ensure recognition of revenue in accordance with generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts

April 21, 2005